Exhibit 99.2

ALTERRA OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(UNAUDITED)

ALTERRA OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2024

TABLE OF CONTENTS

Page(s)
FINANCIAL STATEMENTS (UNAUDITED)
Statements of Financial Condition	1
Statements of Operations	2
Statements of Changes in Members' Equity	3
Statements of Cash Flows	4
Notes to Financial Statements	5-9

Alterra Owner, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2024, AND DECEMBER 31, 2023

(Amounts in U.S. Dollars)

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Cash and cash equivalents	825,894	1,189,847
Restricted cash	879,315	1,074,138
Real estate property, net of accumulated depreciation of $7,021,670 and $5,549,817, respectively	75,382,893	76,854,746
Other assets	84,534	204,015
Interest rate swap asset	1,585,985	1,774,285
TOTAL ASSETS	78,758,621	81,097,031

LIABILITIES
Due to affiliates	85,000	85,000
Accounts payable and accrued expenses	635,835	831,470
Property tax payable	122,049	112,242
Other liabilities	239,511	333,385
Notes and mortgage payable, net of deferred financing costs of $157,657 and $315,315, respectively	63,842,343	63,684,686
TOTAL LIABILITIES	64,924,738	65,046,783

MEMBERS’ EQUITY	13,833,883	16,050,248

TOTAL LIABILITIES AND MEMBERS’ EQUITY	78,758,621	81,097,031

See notes to financial statements

1

Alterra Owner, LLC

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023 (Unaudited)

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023
INCOME
Rental revenue	2,391,065	2,125,239
Other operating revenue	184,950	178,166
Tenants reimbursement	134,335	102,887
Interest income	1,077,310	554,993
TOTAL INCOME	3,787,660	2,961,285

EXPENSES
General and administrative expenses	200,584	174,766
Operating expenses	710,988	706,936
Depreciation and amortization	1,471,853	1,304,228
Property taxes	122,328	125,500
Renovation expenses	311,536	1,348,231
TOTAL EXPENSES	2,817,289	3,659,661

Operating Loss (income)	970,371	(698,376)
Interest and debt expense	(2,998,436)	(2,672,214)
Unrealized gain/(loss) on interest rate swap	(188,300)	(227,265)
Net loss before income taxes	(2,216,365)	(3,597,855)

Income taxes	-	-

NET LOSS	(2,216,365)	(3,597,855)

See notes to financial statements

2

Alterra Owner, LLC

FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE SIX MONTHS ENDED JUNE 30, 2024 (Unaudited)

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, JANUARY 1, 2023	2,385,891	20,826,283	23,212,174
Capital Contributions	-	-	-
Capital Distributions	-	-	-
Pro-rata allocation of net loss	(736,147)	(6,425,779)	(7,161,926)
BALANCE, DECEMBER 31, 2023	1,649,744	14,400,504	16,050,248

Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net gain	(227,812)	(1,988,553)	(2,216,365)
BALANCE, JUNE 30, 2024	1,421,932	12,411,951	13,833,883

See notes to financial statements

3

Alterra Owner, LLC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND THE YEAR ENDED DECEMBER 31, 2023

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2024 (Unaudited)	For the Year Ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,216,365)	(7,161,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,471,853	2,941,362
Unrealized (gain)/loss on interest rate swap assets	188,300	1,559,296
Change in operating assets and liabilities:
Other assets	119,481	(143,078)
Amortization of deferred financing costs	157,657	315,316
Accounts payable and accrued expenses	(195,635)	205,647
Property taxes	9,807	(38,600)
Other liabilities	(93,874)	163,507
Net cash used in operating activities	(558,776)	(2,158,475)

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	-	(21,124)
Net cash used in investing activities	-	(21,124)

Net increase (decrease) in Cash and cash equivalents and Restricted cash	(558,776)	(2,179,599)

Cash and cash equivalents and Restricted cash at the beginning of the period	2,263,985	4,443,584

Cash and cash equivalents and Restricted cash at the end of the period	1,705,209	2,263,985

Cash and restricted cash reported in the statement of financial condition:
Cash	825,894	1,189,847
Restricted Cash	879,315	1,074,138
Total cash and restricted cash reported in the statement of cash flows:	1,705,209	2,263,985

SUPPLEMENTAL INFORMATION
Cash paid for interest	2,878,679	5,612,196

See notes to the financial statements

4

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024

(Unaudited)

1.	Organization

Alterra Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on March 4, 2022. The joint venture was formed by Yieldstreet and InterCapital Group (Sponsor or GP), a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential (“Dayrise”), to acquire Alterra Apartments in Tuscon, AZ. Alterra Apartments is a 416-unit, Class-B apartment complex built in 1987. Amenities at the property include outdoor pool, playground, fitness center, dog park, soccer field, etc. Yieldstreet and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes at the end of the year or period.

		June 30, 2024	December 31, 2023
Description		Alterra Apartments, a 416-unit, Class- B multifamily property located in Tucson, AZ
Date of Construction		1987
Date Acquired		02/2022
Life on which depreciation in income statement is computed		5 to 30 years
Encumbrances		82,404,563	82,404,563
Gross amount at which carried in the statement of financial condition	Land	9,131,429	9,131,429
	Buildings and Improvements	73,252,010	73,252,010
	Total	82,404,563	82,404,563
Accumulated depreciation and amortization		(7,021,670)	(5,549,817)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

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ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024

(Unaudited)

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $825,894 and $1,189,847 as of June 30, 2024 and December 31, 2023 respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $879,315 and $1,074,138 as of June 30, 2024, and December 31, 2023 respectively.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate on debt for varying periods through maturity. These interest rate swaps are accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. The company’s swap is not designated as hedge, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

Allowance for Credit Losses

We maintain allowances for credit losses. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

Rental Income

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred.

6

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024

(Unaudited)

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered the following transactions with related parties for the period ended June 30, 2024:

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	67,892

The Company has entered the following transactions with related parties for the period ended June 30, 2023:

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	63,271

Additionally, per management agreement, Dayrise perform construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Owner in writing in advance.

4.	Mortgage Loan Payable

On March 4, 2022, the Company obtained a $64,000,000 mortgage secured by the property. The mortgage matures on January 1, 2025, with one-year extension option available. The mortgage bears an interest rate of month term Secured Overnight Financing Rate (SOFR) forward currency rate plus 3.35% margin spread. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all of the covenants. The swap on this mortgage loan expires on April 01, 2025. See Note 7, Interest Rate Swap for more details.

5.	Members’ Equity

Each member of the Company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability accompany agreement. Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their gross asset value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

7

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024

(Unaudited)

6.	Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value.

Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non-financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of June 30, 2024, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	1,585,985	1,585,985

Financial assets measured at fair value as of December 31, 2023, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	1,774,285	1,774,285

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current.

The following is a summary of the carrying amounts and fair value of these financial instruments as of June 30, 2024 and December 31, 2023.

	As of June 30, 2024		As of December 31, 2023
Financial liabilities	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	63,842,343	64,000,000	63,684,686	64,000,000

8

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2024

(Unaudited)

7.	Interest rate swap

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate of debt. The interest rate swap is accounted for as derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of June 30, 2024 and December 31, 2023, the Company had interest rate swaps with an aggregate notional amount of $64,000,000 that were not designated as hedges. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the periods ended June 30, 2024, and December 31, 2023, the Company has recognized unrealized gain/(loss) of $(188,300) and $(1,559,296), respectively, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized/gain (loss) ($)	Cost of the swap ($)
June 30, 2024	64,000,000	1,585,985	(188,300)	899,000
December 31, 2023	64,000,000	1,774,285	(1,559,296)	899,000

8.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

9.	Subsequent Events

The Company has evaluated subsequent events through September 30, 2024 the date these consolidated financial statements were available to be issued and has determined that there are no subsequent events.

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